Exhibit 10.1

AMENDMENT TO THE AMENDED AND RESTATED SAREPTA THERAPEUTICS, INC. 2011 EQUITY INCENTIVE PLAN

AMENDMENT NO. 1

TO THE

SAREPTA THERAPEUTICS, INC.

AMENDED AND RESTATED 2011 INCENTIVE PLAN

WHEREAS, the Board of Directors (the “Board”) of Sarepta Therapeutics, Inc. (the “Company”) and the stockholders of the Company (the “Shareholders”) previously adopted and approved the Sarepta Therapeutics, Inc. 2011 Amended and Restated Equity Incentive Plan (as amended and/or restated, the “Plan”); and

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Plan, subject to approval by the Shareholders, to increase the number of authorized shares under the Plan by 1,700,000 shares of common stock of the Company is authorized under the Plan;

NOW, THEREFORE, the Plan hereby is amended, effective on the date of approval by the Board, as follows:

1. The first sentence of Section 3(a) of the Plan, entitled “Stock Subject to the Plan,” shall be replaced in its entirety by the following:

“Subject to adjustment pursuant to Section 15(a) of the Plan, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan is 6,236,903 Shares, plus the number of shares subject to outstanding awards under the 2002 Equity Incentive Plan (the “2002 Plan”) that expire or otherwise terminate without having been exercised in full, or are forfeited to or repurchased by us, up to a maximum of 514,161 shares; provided, however, that such aggregate number of Shares available for issuance under the Plan shall be reduced by 1.41 shares for each Share delivered in settlement of any Full Value Award and, provided further, that no more than 5,000,000 shares may be issued upon the exercise of Incentive Stock Options.”

2. Except as modified herein, the Plan is hereby specifically ratified and affirmed.

This Amendment No. 1 to the Plan is adopted by the Board effective as of the date of approval by shareholders at the 2015 Annual Meeting.